Exhibit 10.2

HUBSPOT, INC.

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) of HubSpot, Inc. (the “Company”), is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of June 11, 2024 (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $50,000 for general availability and participation in meetings and conference calls of the Board of Directors the (“Board”), to be paid quarterly in advance. No additional compensation will be paid for attending individual meetings of the Board.

Annual Retainer for Lead Independent Director: $25,000 to be paid quarterly, in advance.

Additional Retainers for Committee Membership to be paid quarterly, in advance:

Audit Committee Chairperson:	$20,000
Audit Committee member:	$15,000
Compensation Committee Chairperson:	$15,000
Compensation Committee member:	$10,000
Nominating and Corporate Governance Committee Chairperson:	$8,500
Nominating and Corporate Governance Committee member:	$6,000

Note: Chairperson retainers are in addition to member retainers. No equity retainers shall be paid as compensation for committee membership. No additional compensation will be paid for attending individual committee meetings.

Outside Directors shall be entitled to retain any retainer fees paid in advance with respect to the quarter in which the Outside Director ceases to be a director or ceases to serve on a committee, as committee Chair or as Lead Independent Director.

Equity Retainers

Annual equity grants:

On the date of each annual meeting of stockholders of the Company (each, an “Annual Meeting”), each Outside Director will receive an annual equity award (the “Annual Grant”) with a Value of $250,000. Annual Grants will be in the form of restricted stock units (“RSUs”). Annual Grants will vest in equal quarterly installments over a one-year period from the grant date, with the final installment vesting on the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting following the date of grant, provided, however, that all vesting shall cease if the Outside Director ceases to serve as a member of the Board, unless the Board determines that the circumstances warrant continuation of vesting. Newly elected Outside Directors will receive a pro-rated Annual Grant in connection with their appointment or election to the Board.

Value: For purposes of this Policy, “Value” means with respect to RSUs, the product of (A) the 30-trading day trailing average of the closing price of one share of the Company’s common stock on the New York Stock Exchange (or such other market on which the Company’s common stock is then principally listed) on the grant date, and (B) the aggregate number of shares of common stock underlying such award.

Acceleration of Equity Awards: All unvested equity awards held by Outside Directors will accelerate and immediately vest if the Outside Director’s service relationship ends within three months prior to or twelve months following a Sale Event (as defined in the Company’s 2024 Stock Option and Incentive Plan).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by non-employee directors in attending meetings of the Board or any Committee.

Last reviewed and amended: June 11, 2024